EXHIBIT XI
                            U.S.B. HOLDING CO., INC.
                        COMPUTATION OF EARNINGS PER SHARE

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                         Three Months Ended
                                                               March 31
                                                          1999          1998
                                                       -----------   -----------
                                                      (000's, except share data)

Numerator:
  Net income available to common stockholders for
    basic and diluted earnings per share               $     3,475   $     3,285
                                                       ===========   ===========
Denominator:
  Denominator for basic earnings per common share -
    weighted average shares                             15,887,853    15,362,852
  Effects of dilutive securities:
    Director and employee stock options                    697,718     1,471,642
    Restricted stock not vested                             10,937        17,980
                                                       -----------   -----------
 Total effect of dilutive securities                       708,655     1,489,622
                                                       -----------   -----------
 Denominator for diluted earnings per common share -
   adjusted weighted average shares                     16,596,508    16,852,474
                                                       ===========   ===========

Basic earnings per common share                        $      0.22   $      0.21
                                                       ===========   ===========
Diluted earnings per common share                      $      0.21   $      0.19
                                                       ===========   ===========